Exhibit 99.1

Investor Relations Contacts:

Christie Kelly

(317) 808-6065

christie.kelly@dukerealty.com

Ron Hubbard

(317) 808-6060

ron.hubbard@dukerealty.com

Duke Realty Corporation Completes Over $1 Billion Suburban Office Portfolio Sale

INDIANAPOLIS—(BUSINESS WIRE)-December 9, 2011—Duke Realty Corporation (NYSE:DRE) announced today that it has completed the previously announced disposition of a suburban office portfolio located in seven of its markets across the Midwest and Southern United States. The final composition of the portfolio included approximately 9.8 million square feet and 79 buildings. An affiliate of Blackstone Real Estate Partners VII purchased the portfolio, which includes substantially all of the company’s wholly-owned office properties in Atlanta, Chicago, Columbus, Dallas, Minneapolis, Orlando and Tampa, for a total purchase price of $1.06 billion. These assets were encumbered by mortgage loans having an aggregate principal balance of $24.9 million as of September 30, 2011.

“The suburban office portfolio sale substantially advances our strategic plan to reduce our investment in suburban office properties, primarily in Midwest markets. The transaction generates over $1 billion of capital for the development and acquisition of medical office and industrial assets and to further de-lever the company’s balance sheet consistent with our strategic capital plans,” said Denny Oklak, Duke Realty’s Chairman and Chief Executive Officer.

The portfolio repositioning is part of Duke Realty’s long-term strategy to achieve an investment allocation of 60% industrial, 25% office and 15% medical office, composed of the highest quality assets within each product sector. Geographically, the company is moving to further strengthen its dominant, top tier distribution market presence, own “A” quality office buildings in high growth, development constrained markets, and further solidify relationships with leading healthcare systems for strong, continued growth of its premier medical office business.

“This transaction demonstrates Duke Realty’s commitment and ability to execute our strategic asset, operational and capital objectives. We are focused on further enhancing the value of our portfolio, composed of complimentary product segments for the growth of our company long-term,” Oklak stressed.

“It was a pleasure transacting with the Blackstone team and I appreciate the efforts of our colleagues as well as the guidance of our bankers at Morgan Stanley who assisted us on this transaction,” added Oklak.

Additional information: An executive summary highlighting the transaction is available through the Investor Relations section of the company’s Web site under the Featured Report link.

About Duke Realty

Duke Realty owns and operates more than 143 million rentable square feet of industrial and office, including medical office, space in 18 major U.S. cities. Duke Realty is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com